For Immediate Release

8x8 Announces Changes to Board of Directors

SUNNYVALE, CA - February 27, 2012 - 8x8, Inc. (NASDAQ: EGHT), provider of innovative cloud communications and computing solutions, today announced that it has appointed Eric Salzman to its Board of Directors, effective February 24, 2012. The Company also announced the resignation of Christopher McNiffe from its Board of Directors, effective February 21, 2012.

Mr. Salzman has nearly 20 years of experience investing in and working with emerging growth companies. He is the Managing Member of SarniHaan Capital Partners, a boutique consulting firm he established to target special situation investments in small cap and middle market companies and is currently a Senior Advisor to Coller Capital and Monarch Capital Group, LLC. He previously spent nine years at Lehman Brothers Holdings, Inc., including Managing Director in the Global Trading Strategies Division and Senior Vice President in Lehman's Private Equity Group. In 2008, Salzman was hired by Alvarez and Marsal, Lehman's restructuring advisor, to oversee the management of a $4 billion portfolio of private equity and illiquid credit investments on behalf of the Lehman bankruptcy estate. Prior to Lehman Brothers, Salzman was a senior research analyst covering technology and telecom at Basso Capital Management, a multi-strategy investment fund, and a senior investment professional at both Gramercy Communications Partners, a communications-focused private equity fund, and Credit Suisse Asset Management. Salzman began his career in the M&A Group at First Boston and has served on several public and private boards. He has a MBA from the Harvard Graduate School of Business and a BA from the University of Michigan.

"Eric possesses a tremendous wealth of public market experience and a deep understanding of the telecom industry as a long time investor throughout his career," said Bryan Martin, Chairman and Chief Executive Officer of 8x8, Inc. "His advice and experience from the other side of the investor table will serve 8x8's shareholders well, and we are extremely fortunate to secure his services as a member of our Board of Directors."

"I am impressed with the disruptive nature of 8x8's technologies and services, the momentum the company has rapidly achieved and the enormous potential that lies ahead," said Salzman. "As cloud-based solutions are increasingly sought out by enterprise customers, 8x8 is in a strong position to capitalize on this trend. I look forward to working with management and the Board and contributing in a number of different areas."

8x8 also announced that Christopher McNiffe, a member of its Board of Directors since 2004, has resigned in order to fully dedicate his time to his new role as Chief Executive Officer of Truesense Imaging, Inc. Chris was formerly the general manager of the Image Sensor Solution (ISS) business of Eastman Kodak and led the divestiture of the business to Platinum Equity in a transaction that closed in November 2011.

"8x8 is grateful for the many years of service Chris has dedicated to the company, beginning with our emergence as a publicly traded company in 1997 through our transition to a service provider in 2002 and subsequent growth in the cloud-based services market," commented Martin. "I certainly understand the requirements of his new role and know that Chris regrets having to leave us at this exciting time. Everyone at 8x8 wishes Chris well in his new role at Truesense Imaging."

About 8x8, Inc.

8x8, Inc. (NASDAQ: EGHT), a pioneer in the development of cloud-based VoIP, video, mobile, call center and unified communications solutions, leverages its patented software technologies to deliver industry-leading SaaS applications to businesses of any size with employees in any location. We offer integrated business communications and cloud computing services that are designed to meet the highest levels of availability, reliability and scalability. Increasingly, businesses are finding they can reduce costs, improve productivity, and be positioned competitively for the future by choosing 8x8 for their mission critical, cloud-based communications and computing needs. For additional information, visit www.8x8.com, or connect with 8x8 on Facebook and Twitter.

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Investor Relations Contact:
Joan Citelli
(408) 654-0970
jcitelli@8x8.com